SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

Verticalnet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

SCHEDULE 14A

DEFINITIVE PROXY MATERIALS

[VERTICALNET LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 18, 2003

To Our Shareholders:

The 2003 annual meeting of shareholders of Verticalnet, Inc. will be held at the offices of Morgan, Lewis & Bockius, 1701 Market Street, Philadelphia, Pennsylvania, 19103 on Wednesday, June 18, 2003, beginning at 10:00 a.m. local time. At the meeting, you will be asked to act on the following matters:

(1)	Election of three directors.

(2)	Approval of the amendment to the Verticalnet, Inc. 2000 Equity Compensation Plan.

(3)	Any other matters that properly come before the meeting.

All holders of record of shares of Verticalnet’s common stock at the close of business on March 20, 2003 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT. PLEASE READ THE PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE PROXY CARD AND THEN VOTE EITHER BY MAIL BY COMPLETING THE PROXY CARD AND RETURNING IT OR BY INTERNET OR TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE PROXY CARD SENT TO YOU.

By order of the board of directors,

/s/ Christopher G. Kuhn

Christopher G. Kuhn

Vice President, General Counsel and Secretary

May 16, 2003

Malvern, Pennsylvania

[VERTICALNET LOGO]

400 CHESTER FIELD PARKWAY

MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Verticalnet, Inc. to be held on Wednesday, June 18, 2003, beginning at 10:00 a.m. local time, at the offices of Morgan, Lewis & Bockius, 1701 Market Street, Philadelphia, Pennsylvania 19103, and any postponements or adjournments thereof. Verticalnet first mailed these proxy materials to shareholders on or about May 16, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters listed in the Notice of Annual Meeting and any other matters that properly come before the meeting. In addition, the management team will report on the performance of Verticalnet during its 2002 fiscal year and respond to questions from shareholders.

Who can vote at the meeting?

All shareholders of record at the close of business on March 20, 2003, or the “record date,” are entitled to vote at the meeting and any postponements or adjournments of the meeting.

What are the voting rights of the holders of the common stock?

Holders of the common stock will vote on all matters to be acted upon at the annual meeting. Each outstanding share of the common stock will be entitled to one vote on each matter to be voted upon at the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the meeting.

How do I vote?

You may attend the annual meeting and vote in person. Alternatively, you may vote your shares by proxy:

-	By mail

-	By telephone

-	Via the Internet

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided. The enclosed proxy card contains instructions for telephone or Internet voting, which is available to shareholders 24 hours a day, 7 days a week until noon, Malvern, Pennsylvania time on June 17, 2003.

Please note that if your shares are held in “street name,” you must check the proxy card or contact your broker or nominee to determine if you will be able to vote by telephone or via the Internet. If you want to vote in person at the meeting and you hold Verticalnet stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Please also note that by casting your vote by proxy in any of the three ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except in certain circumstances where it is important to protect the interests of Verticalnet and its shareholders.

What if I do not indicate my preference on the proxy card?

If you do not indicate how you would like your shares to be voted for a particular nominee for director, your shares will be voted FOR the election of the nominee. If you “withhold” your vote for a particular nominee for director, your shares will be voted AGAINST that particular nominee. As to other matters as may properly come before the meeting (or any adjournments or postponements thereof), the proxy holders will vote as recommended by the board of directors. If no such recommendation is made, the proxy holders will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Verticalnet either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and request to recast your vote. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

What constitutes a quorum?

As of the record date, Verticalnet had 13,710,685 shares of its common stock outstanding. The presence at the meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all shareholders are entitled to cast as of the record date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the meeting for purposes of a quorum.

What are the recommendations of the Board of Directors?

Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth below. In summary, the board recommends a vote:

-	FOR the election of the nominated slate of directors;

-	FOR the approval of the amendment of the Verticalnet, Inc. 2000 Equity Compensation Plan.

The proxy holders will vote as recommended by the board of directors with respect to any other matter that properly comes before the meeting. If the board of directors on any such matter gives no recommendation, the proxy holders will vote in their own discretion.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of Amendment of Verticalnet, Inc. 2000 Equity Compensation Plan. For Proposal 2, the approval of the amendment of the Verticalnet, Inc. Equity Compensation Plan, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote for the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of the proposal.

Other Proposals. For each other proposal that may be properly brought before the meeting, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote for the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of the other proposals.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. So, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in the voting results. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Accordingly, broker non-votes will not be counted toward a nominee’s total of affirmative votes in the election of directors and will have no effect on the approval of the other proposals.

Who conducts the proxy solicitation and how much will it cost?

Verticalnet is soliciting the proxies and will bear the cost of the solicitation. Verticalnet has retained Georgeson Shareholder to aid in the solicitation. For these services, Verticalnet will pay Georgeson Shareholder a fee of $5,500 and reimburse it for out-of-pocket disbursements and expenses. Verticalnet may ask its officers and other employees, without compensation other than their regular compensation, to solicit proxies by further mailing or personal conversations, or by telephone, facsimile, Internet or other means of electronic transmission. Verticalnet will also, if asked, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the common stock.

INFORMATIONAL NOTE REGARDING PRIOR STOCK SPLITS

Information in this statement has been adjusted to reflect three separate stock splits of our common stock. A two-for-one stock split was effected on August 20, 1999 and another two-for-one stock split was effected on March 31, 2000. A one-for-ten reverse stock split was effected on July 15, 2002. All references to shares and per share amounts have been adjusted retroactively for these splits.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The board of directors is currently divided into three classes; two classes consist of two members and one class has three members. Each class has a three-year term. The classes expire in successive years.

The board of directors proposes that each of the nominees identified below, all of whom are currently serving as directors, be re-elected into the class listed below for a new term expiring at the annual meeting in the year listed below and until their successors are duly elected and qualified.

	Nominee For:		Current Director In:
Name	Class	Term Expiring	Class	Term Expiring
Robert F. Bernstock	I	2006	I	2003
Walter W. Buckley III	I	2006	I	2003
Mark L. Walsh	I	2006	I	2003

Each of the nominees has consented to serve for the term indicated above. If any of them become unavailable to serve as a director prior to the end of their term, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board.

The Board Recommends That You Vote FOR Each of the Following Class I Director Nominees:

ROBERT F. BERNSTOCK, 52, has served as a director since December 2001. Mr. Bernstock has been Senior Vice President and General Manager, Air Care, Food & Branded Commercial Markets of The Dial Corporation since October 2002, and was the President and

CEO and a board member of Atlas Commerce from January 2001 to December 2001. Mr. Bernstock was President, Chief Executive Officer and a board member of Vlasic Foods International Inc. from March 1998 when Vlasic was spun-off from Campbell Soup Company, to December 2000. Vlasic filed voluntarily for bankruptcy in January 2001 under Chapter 11 of the United States Bankruptcy Code. Mr. Bernstock served as Executive Vice President of Campbell Soup Company and President of its Specialty Foods Division from July 1997 to March 1998. Prior to that, he was appointed President—U.S. Grocery Division and Senior Vice President of Campbell Soup Company in March 1996. Mr. Bernstock served as President—International Grocery Division of Campbell Soup Company from August 1994 to February 1996. He served as President—International Soup Division of Campbell Soup Company from June 1993 to July 1994 and was Vice President of Campbell Soup Company. Mr. Bernstock received his MBA from Harvard Business School and a B.A. from Hamilton College.

WALTER W. BUCKLEY, III, 43, has served as a director since 1996. Mr. Buckley is co-founder, chief executive officer and chairman of the board of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Mr. Buckley was Vice President of Acquisitions for Safeguard Scientifics, Inc. between 1991 and 1996. Mr. Buckley directed many of Safeguard’s investments and was also responsible for developing and executing Safeguard’s multi-media and Internet investment strategies. Mr. Buckley is also a member of the board of directors of Safeguard Scientifics. Mr. Buckley received his B.A. from the University of North Carolina, Chapel Hill.

MARK L. WALSH, 49, has served as a director since August 1997. Mr. Walsh has been the Chief Technology Advisor to the Democratic National Committee since January 2002. He served as Chairman of the Verticalnet board of directors from July 2000 until February 2002. Prior to that, he served as President and Chief Executive Officer from August 1997 to July 2000. Prior to joining Verticalnet, he was a Senior Vice President and corporate officer at America Online, Inc. from 1995 to 1997. He founded and managed AOL Enterprise, the business-to-business division of AOL. Prior to his position with AOL, Mr. Walsh was the President of GEnie, General Electric’s online service. He currently serves on a number of private company and non-profit Boards of Directors and Advisors. He received his MBA from Harvard Business School and B.A. from Union College.

Incumbent Directors

The following persons are serving as Class II directors, whose terms expire in 2004:

JEFFREY C. BALLOWE, 47, has served as a director since July 1998. Mr. Ballowe is retired from Ziff-Davis, Inc. where he was President, Interactive Media and Development Group. Before leaving Ziff Davis at the end of 1998, Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (now Tech TV) and the initial ZD Softbank investments in Yahoo!, USWeb, Gamespot and Herring Communications. Currently he serves as a director of Onvia.com and is on the advisory board of Internet Capital Group. He is the co-founder and President of the not-for-profit Electronic Literature Organization. He received an MBA from the University of Chicago, an M.A. in French from the University of Wisconsin-Madison and a B.A. from Lawrence University.

MICHAEL J. HAGAN, 40, co-founded Verticalnet in 1995 and has served as Chairman of the Board since February 2002 and as a director since 1995. Mr. Hagan has been Chairman and Chief Executive Officer of NutriSystem, Inc. since December 2002. Prior to that, he served as our President and Chief Executive Officer from January 2001 until February 2002, and Executive Vice President and Chief Operating Officer from January 2000 to January 2001. Prior to our founding, Mr. Hagan was Vice President and Senior Manager at Merrill Lynch Asset Management from 1990 to 1995. He served at Merrill Lynch in the areas of finance, technology and accounting. Prior to that time, Mr. Hagan worked for Bristol Myers Squibb from 1988 to 1990. Currently he serves as a trustee of American Financial Realty Trust. Mr. Hagan received a B.S. from St. Joseph’s University and was formerly a Certified Public Accountant.

The following persons are serving as Class III directors, whose terms expire in 2005:

NATHANAEL V. LENTZ, 40, has served as our President and Chief Executive Officer since November 2002. He was our Senior Vice President of Strategy and Marketing from August 2000 to November 2002, during which time he had responsibility for guiding our transition from an operator of internet-marketplaces to a provider of collaborative supply chain solutions. Prior to that, Mr. Lentz was a Vice President and Partner of Mercer Management Consulting, where he was employed from September 1991 to May 1998 and January 1999 to August 2000. While at Mercer, Mr. Lentz managed the San Francisco office and was a leader in their Global Process Industries and E-Commerce Practices. From May 1998 to November 1998, he was employed as Vice President of Strategic Development at CMC Industries, an electronic manufacturing services company located in Santa Clara, CA. Mr. Lentz received his MBA from Stanford University where he was an Arjay Miller scholar and a B.A. from Brown University.

JOHN N. NICKOLAS, 36, has served as a director since February 2003. Mr. Nickolas has been a managing director with Internet Capital Group since January 1999. During his tenure at Internet Capital Group, Mr. Nickolas has served in a variety of roles including Chief Financial Officer of ICG Europe Ltd., a wholly owned subsidiary, and as a board member and Chief Financial Officer of Logistics.com, an Internet Capital Group partner company that was sold in December 2002. Prior to joining Internet Capital Group, Mr. Nickolas served in various financial positions with Safeguard Scientifics, Inc. from 1994 through 1998, most recently as Corporate Controller. Prior to joining Safeguard, Mr. Nickolas was an audit manager in the Philadelphia office of KPMG LLP. Mr. Nickolas graduated summa cum laude with a B.S. in Accounting from West Chester University.

Compensation Of Directors

Verticalnet does not pay its directors cash compensation for regular service on the board. However, they are reimbursed for expenses they incur in attending meetings. Additionally, each non-employee, non-investor director may receive options to purchase Verticalnet common stock which are granted by the Compensation Committee and the board from time to time. Mr. Nickolas did not accept his initial grant in February 2003 pursuant to a policy established by his employer, Internet Capital Group. The options are generally non-qualified stock options granted at the closing price per share on the date of grant. Options are fully vested on the date of grant. Options have a maximum term of ten years, except that a director has 90 days to exercise after leaving the board. In Fiscal 2002, Verticalnet granted its three non-employee, non-investor directors an aggregate of 15,000 stock options.

Verticalnet pays the members of its audit committee $3,500 for each fiscal quarter that they serve on the committee. Verticalnet pays the members of its compensation committee $1,500 for each fiscal quarter that they serve on the committee. However, neither Mr. Buckley nor Mr. Nickolas accepts their compensation for serving on the Audit Committee pursuant to a policy of their employer, Internet Capital Group.

Board Meetings During Fiscal 2002

The board of directors met ten times during fiscal 2002. Four of the meetings were regular meetings and the other six were special meetings. Each current director attended more than 75% of the total number of meetings of the board and committees on which he served.

Committees of the Board Of Directors

The board of directors has the following standing committees:

Compensation Committee. The compensation committee is charged with reviewing Verticalnet’s general compensation policies; reviewing, approving, recommending and administering Verticalnet’s incentive compensation and stock option plans; and approving certain employment arrangements. In Fiscal 2002, the compensation committee met two times. The compensation committee consists of Messrs. Ballowe and Bernstock.

Audit Committee. The functions of the audit committee are to recommend the appointment of independent auditors; review the arrangements for and scope of the audit by the independent auditors; review the audit reports of the independent auditors; and review procedures relating to the Company’s internal controls. In fiscal 2002, the audit committee met eight times. The following table sets forth the members of the Audit committee during 2002 and 2003.

Members of Audit Committee	Beginning	Ending
Ballowe, Ross, McKay	January 1, 2002	February 19, 2002
Ballowe, Ross, Buckley	February 19, 2002	October 22, 2002
Ballowe, Buckley	October 22, 2002	February 5, 2003
Ballowe, Buckley, Nickolas*	February 5, 2003	Present

* Mr. Nickolas is an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee, as well as the report of the compensation committee and the performance graph included elsewhere in this proxy statement, do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing Verticalnet makes under the

Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Verticalnet specifically incorporates these reports or the performance graph by reference therein.

The audit committee of the board of directors is responsible for providing independent, objective oversight of the Company’s financial reporting process and internal controls. The audit committee operates under a written charter adopted by the board of directors.

The audit committee is composed of three directors, each of whom the Company believes is independent as defined by the listing standards of The Nasdaq Stock Market. In 2002 and 2003, the audit committee consisted of the following directors:

Members of Audit Committee	Beginning	Ending
Ballowe, Ross, McKay	January 1, 2002	February 19, 2002
Ballowe, Ross, Buckley	February 19, 2002	October 22, 2002
Ballowe, Buckley	October 22, 2002	February 5, 2003
Ballowe, Buckley, Nickolas*	February 5, 2003	Present

* Mr. Nickolas is an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

Management is responsible for the Company’s internal controls and financial reporting processes. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee reviewed and discussed Verticalnet’s audited financial statements for the fiscal year ended December 31, 2002, with Verticalnet’s management and with Verticalnet’s independent auditors, KPMG LLP. In addition, the audit committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee also received the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the audit committee discussed with KPMG LLP that firm’s independence. The audit committee also considered whether KPMG LLP’s provision of non-audit services was compatible with maintaining that firm’s independence.

Based on the audit committee’s review of Verticalnet’s audited financial statements and the review and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2002, be included in Verticalnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

March 2003

John N. Nickolas, Chairman

Jeffrey C. Ballowe

Walter W. Buckley III

Relationship with Independent Public Accountants

KPMG LLP audited Verticalnet’s financial statements for the fiscal year ended December 31, 2002. The Audit Committee of the Board of Directors, consistent with new provisions of the Sarbanes-Oxley Act, has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

One or more representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

Non-audit services to be performed by the independent auditors will be approved by the audit committee prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the auditors.

Fiscal 2002 Audit Firm Fee Summary

The fees paid by Verticalnet to KPMG LLP for the 2002 fiscal year were as follows:

Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of Verticalnet’s annual financial statements for Fiscal 2002 and the reviews of the financial statements included in Verticalnet’s Quarterly Reports on Form 10-Q were $280,700.

Financial Information Systems Design And Implementation Fees. Verticalnet paid no fees to KPMG LLP during 2002 for financial information systems design and implementation.

All Other Fees. The aggregate fees billed for services rendered by KPMG LLP, other than the fees discussed in the foregoing paragraphs, were $118,703, of which $64,344 related to tax services, and $54,359 related to filings with the Securities and Exchange Commission and other services.

STOCK OWNERSHIP

Except as set forth in the following table, Verticalnet knows of no single person or group that is the beneficial owner of more than 5% of Verticalnet’s common stock.

Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Ownership		Percent Of Class

Internet Capital Group, Inc. 435 Devon Park Drive Bldg. 600 Wayne, PA 19087	3,574,013	(1)(2)	25.9%

Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Bldg. 800 Wayne, PA 19087	1,052,308	(2)	7.7%

(1)	Includes 62,703 shares of common stock issuable upon the conversion of warrants. All amounts are as of March 20, 2003. Excludes 5,159 shares owned by Walter W. Buckley III. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group. Mr. Buckley is the chief executive officer and chairman of the board of Internet Capital Group.

(2)	Includes the 1,052,308 shares owned by Safeguard Scientifics. Internet Capital Group filed a Schedule 13D on March 15, 2002 stating that they had reached an agreement with Safeguard Scientifics that provides Internet Capital Group with the right of first refusal to purchase the shares that Safeguard owns.

The following table shows the amount of common stock of Verticalnet beneficially owned (unless otherwise indicated) by Verticalnet’s directors, the executive officers of Verticalnet named in the Summary Compensation Table appearing later in this proxy statement and the directors and named executive officers of Verticalnet as a group. Except as otherwise indicated, all information is as of March 20, 2003.

Name	Aggregate Number Of Shares Beneficially Owned (1)		Acquirable Within 60 Days (2)		Percent Of Shares Outstanding (3)
Michael J. Hagan	178,005		30,769		1.5%

Nathanael V. Lentz	—		121,335		*

Jeffrey C. Ballowe	3,380		22,464		*

Robert F. Bernstock	—		16,288		*

Walter W. Buckley, III	2,464,161	(4)	62,703	(5)	18.4%

John N. Nickolas	—		—		*

Mark L. Walsh	130,944		73,855		1.5%

Kevin S. McKay	—		—		*

John A. Milana	—		31,250		*

Christopher Larsen	—		—		*
All directors and named executive officers as a group (10 persons)	2,776,490		377,414		23.0%

*	Represents less than 1% of Verticalnet’s outstanding common stock.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 20, 2003 or within 60 days thereafter under Verticalnet’s stock option plans or warrants that are currently exercisable.

(3)	Based on 13,710,685 shares outstanding at March 20, 2003.

(4)	Includes 2,459,002 shares owned by Internet Capital Group, for which Mr. Buckley serves as the President, Chief Executive Officer and a director, as disclosed in a Schedule 13G filed February 14, 2002. Does not include the 1,052,308 shares owned by Safeguard Scientifics over which Internet Capital Group shares beneficial ownership, as disclosed in a Schedule 13D filed by Internet Capital Group on March 15, 2002.

(5)	Includes 62,703 shares of common stock issuable upon the exercise of warrants held by Internet Capital Group. Mr. Buckley serves as the chief executive officer and chairman of the board of Internet Capital Group. Mr. Buckley disclaims beneficial ownership of Verticalnet’s warrants held by Internet Capital Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and holders of more than 10% of Verticalnet’s common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. To the best of Verticalnet’s knowledge, the reports for all officers, directors and holders of more than 10% of Verticalnet’s common stock were timely filed during Fiscal 2002.

EXECUTIVE COMPENSATION

Report Of The Compensation Committee

The compensation committee of the board of directors, which reviews Verticalnet’s general compensation policies and approves incentive compensation and stock option plans, has furnished the following report on executive compensation for Fiscal 2002.

What Is Verticalnet’s Philosophy Of Executive Officer Compensation?

Verticalnet’s philosophy of executive officer compensation is designed to align the interests of executive officers with the short- and long-term interests of Verticalnet shareholders. Towards that goal, the compensation program for executives consists of three key elements:

•	A base salary,

•	A performance-based annual bonus, and

•	Periodic grants of stock options and/or restricted stock.

The compensation committee believes that this approach best serves the interests of Verticalnet and its shareholders. Verticalnet operates in a challenging and competitive environment, so the compensation committee must ensure that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Under this approach, a significant portion of an executive officer’s total compensation is tied to performance — namely, the annual bonus, stock options and restricted stock. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the executive officer to Verticalnet’s performance. Stock options and restricted stock relate a significant portion of long-term remuneration directly to stock price appreciation realized by Verticalnet’s shareholders.

Base Salary: Base salaries for Verticalnet’s executive officers, as well as changes in such salaries, are determined after considering numerous factors including:

•	Competitive salaries;

•	The nature of the officer’s position and its subjective importance to Verticalnet’s success;

•	Level of experience;

•	Expected amount of individual responsibility; and

•	General market conditions.

Annual Bonus: Annual bonuses for executive officers of Verticalnet are based on the achievement of goals pertaining to financial and operating objectives, individual objectives, and goals relating to targets for areas of responsibility. The bonus plan weighs the objective goals more heavily than the subjective targets. During 2002, because of the Company’s financial condition, the board and management agreed that no discretionary bonuses would be awarded to Verticalnet’s executive officers. The compensation committee reevaluates the performance targets each year to reflect Verticalnet’s goals for the coming year.

Stock Options And Restricted Stock: The compensation committee has utilized stock options and grants of restricted stock to motivate and retain executive officers. The compensation committee believes that this form of compensation closely aligns the officers’ interests with those of shareholders and provides an incentive to building long-term shareholder value. Options are typically granted annually and are subject to vesting provisions to encourage executive officers to remain employed with Verticalnet. Similarly, restricted stock units are granted at the inception of employment and thereafter on a periodic basis. Each executive officer receives stock options and/or restricted stock based upon that officer’s relative position, responsibilities and his or her anticipated performance and responsibilities. Additionally, the compensation committee reviews the prior level of grants to the executive officers and to other members of senior management, including the number of shares that continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers. Stock options are granted at the market price on the date of grant and provide value only if the price of Verticalnet’s common stock is over the exercise price on the date of exercise. Restricted Stock Units are granted at a price of $.01 per share.

How were the Chief Executive Officers Compensated?

Mr. Hagan was appointed President and CEO in January 2001. At the beginning of 2002, Mr. Hagan’s salary was $150,000, and his target bonus was 50% of his salary. Mr. Hagan resigned in February 2002 and received a severance benefit equal to continued salary for the remainder of 2002. In addition, Mr. Hagan would receive a Change in Control payment equal to $150,000 upon a change in control of the Company.

Mr. McKay was appointed President and CEO in February 2002. Pursuant to his Employment Agreement, Mr. McKay received an initial salary of $415,000, a target bonus of 50% of salary, of which $100,000 was guaranteed for 2002, and a signing bonus of $125,000. He also received an initial option grant of 175,000 shares and a grant of restricted stock units of 25,000 shares. Mr. McKay resigned in November 2002; pursuant to a termination agreement, Mr. McKay received continued salary until his termination date of December 15, 2002 as he assisted in the transition of his duties to Mr. Lentz. Thus, he became entitled to and was paid an installment of $25,000 of his guaranteed 2002 bonus. All but 18,750 vested options and all but 9,375 vested restricted stock units previously granted to Mr. McKay terminated upon his resignation. The compensation committee and the Board of Directors believe that Mr. McKay’s leadership of the Company throughout the year merited the benefits provided by this termination agreement.

Mr. Lentz was appointed President and CEO in November 2002. Pursuant to his Employment Agreement, Mr. Lentz received an initial salary of $350,000 and is eligible to receive a Sale of the Company Bonus of $75,000 if the Company were to be sold during the term of his employment; the Sale of the Company bonus will increase by $75 for each $10,000 of the sale price of the Company in excess of $5,000,000. He also received a grant of 100,000 restricted stock units. Mr. Lentz received a grant of 100,000 options in September 2002. The compensation committee and the Board of Directors believes that this salary and benefit package was merited by Mr. Lentz’ experience and knowledge of the Company and his willingness to accept the leadership role during an extremely tumultuous period of the Company’s history.

How Is The Company Addressing Internal Revenue Code Limits On Deductibility Of Compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the individuals named in the Summary Compensation Table. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The compensation committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

The compensation committee reserves the authority to award non-deductible compensation as it may deem appropriate. Because of uncertainty surrounding the interpretation of Section 162(m), the committee can give no assurance, notwithstanding Verticalnet’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

THE COMPENSATION COMMITTEE

Jeffrey C. Ballowe, Chairman

Robert F. Bernstock

Compensation Committee Interlocks And Insider Participation

The compensation committee is charged with reviewing Verticalnet’s general compensation policies; reviewing, approving, recommending and administering Verticalnet’s incentive compensation and stock option plans; and approving certain employment arrangements. Jeffrey C. Ballowe and Howard D. Ross served as the members of the compensation committee during Fiscal 2002 until Mr. Ross resigned from the Board in October of 2002. Mr. Bernstock was appointed to the Compensation Committee effective January 1, 2003.

None of the executive officers, directors or compensation committee members presently serve, or in the past served, on the compensation committee of any other company whose directors or executive officers served on our compensation committee.

Employment Agreements

The Company entered into employment agreements with the following executives during 2002 and 2003 on the terms asset forth below:

On February 19, 2002, the Company entered into an employment agreement with Kevin S. McKay with an initial salary of $415,000 per annum. The agreement had a term of two years, with automatic renewal unless either party gave at least one-year advance notice of non-renewal. The agreement had a target bonus of 50% of salary, $100,000 of which was guaranteed for 2002 and a signing bonus of $125,000. If Mr. McKay had been terminated without cause (with one month advance notice of termination without cause), then the executive would have received, in exchange for a mutual general release: a lump sum payment equal to salary for one year; any unpaid portion of the signing bonus of $125,000; and the target bonus for 2002, less any payments made on the guaranteed portion of the target bonus; but if the executive had been employed by the Company until January 1, 2003, then he would have received a lump sump payment equal to salary for two years (one year for non-renewal); any 2002 guaranteed bonus not already paid and the pro rata portion of any bonus Mr. McKay would have earned in the year of termination. In addition, healthcare coverage would have been paid by the Company for one year; unvested options granted at the inception of employment would be accelerated for a period equal to six months plus one additional month for each month that the executive has been employed by the Company; and all vested options granted at the inception of employment would be exercisable for five years after termination of employment. Upon a “change of control,” Mr. McKay’s outstanding stock options and restricted stock units would have become fully vested. If within two years after a change of control, the executive was terminated without cause or chose to leave for “good reason,” then the executive would have received the termination without cause benefits above. The agreement provided for a cap to the executive’s compensation if it produced a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defined “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

On February 7, 2002, the Company entered into an employment agreement with John A Milana with an initial salary of $250,000 per annum. The agreement had a term of two years, with automatic renewal unless either party gave at least one-year advance notice of non-renewal. The agreement had a target bonus of 40% of salary for 2002 and thereafter, 60% of salary. In addition, a bonus of $150,000 was guaranteed for 2002, payable $75,000 on August 15, 2002 and $75,000 on February 1, 2003, if Mr. Milana was employed by the Company on those dates. If Mr. Milana had been terminated without cause (with one month advance notice of termination without cause) prior to February 7, 2004, then he would have received, in exchange for a mutual general release: a lump sum payment equal to two times the salary then in effect, plus the target bonus then in effect, minus any guaranteed 2002 bonus payments already made. In addition, the Company would have paid healthcare coverage for two years; unvested options granted at the inception of employment would have been accelerated in full; and all vested options granted at the inception of employment would have been exercisable for 90 days after termination of employment. But if the Company had employed the executive until February 4, 2004, then he would have received a lump sump payment equal to salary for one year; and the target bonus Mr. Milana would have earned in the year of termination. In addition, healthcare coverage would have been paid by the Company for one and one-half years; unvested options granted at the inception of employment would be accelerated in full; and all vested options granted at the inception of employment would be exercisable for five years after termination of employment. If within two years after a “change of control”, the executive was terminated without cause or chose to leave for “good reason,” then the executive would have received the termination without cause benefits above, plus, if the employment was terminated after February 7, 2004, the Company would have paid a Change In Control Payment equal to the target bonus for the year in which the termination occurred, plus one additional year of salary then in effect. The agreement provided for a cap to the executive’s compensation if it produced a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defined “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of November 13, 2002, the Company entered into an employment agreement with Nathanael V. Lentz with an initial salary of $350,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 50% of salary, which is not guaranteed. If Mr. Lentz is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for one year and a pro rata portion of any target bonus Mr. Lentz would have earned in the year of termination. If the termination is within 120 days of a sale of the Company, Mr. Lentz will receive the “Sale Of The Company Bonus” described below. In addition, he would receive healthcare coverage paid by the Company for one year; unvested options granted during 2001 would be accelerated for a period equal to six months plus one additional month for each month that the executive has been employed by the Company; all vested options granted during 2001 would be exercisable for five years after termination of employment. Upon a “change of control,” Mr. Lentz’s outstanding restricted stock units would become fully vested. If within two years after a change of control, Mr. Lentz is terminated without cause or chooses to leave for “good reason,” then he will receive the termination without cause benefits above, and a change in control bonus equal to, if the change in control occurs during the first year of employment, a pro rata portion of the target bonus for that year, and, if the change in control occurs after one year of employment, the entire target bonus for the year in which the change in control takes place. In addition, the agreement provides for a “Sale Of The Company Bonus” in the event the Company is sold during the term of his employment, equal to $75,000, plus an amount equal to $75 for every $10,000 of the purchase price in excess of $5,000,000. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of February 3, 2003, the Company entered into an employment agreement with Gene S. Godick to be the Company’s Chief Financial Officer with an initial salary of $300,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 40% of salary, which is not guaranteed. The agreement provides for a grant of 100,000 stock options and 75,000 restricted stock units. If Mr. Godick is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for one year; pro rata portion of any target bonus Mr. Godick would have earned in the year of termination; and, if the termination is within 120 days of a sale of the Company, the Sale Of The Company Bonus described below. In addition, the Company will pay healthcare coverage for one year and all vested options granted would be exercisable for one year after termination of employment. Upon a “change of control,” Mr. Godick’s outstanding stock options and restricted stock units would become fully vested. If within two years after a change of control, the executive is terminated without cause or chooses to leave for “good reason,” then the executive will receive the termination without cause benefits above, and a “change in control bonus” equal, if the change in control occurs prior to November 13, 2003, a pro rata portion of the target bonus for that year, and, if the change in control occurs after November 13, 2003, the entire target bonus for the year in which the change in control takes place. In addition, the agreement provides for a “Sale Of The Company Bonus” in the event the Company is sold during the term of his employment, equal to $50,000, plus an amount equal to $50 for every $10,000 of the purchase price in excess of $5,000,000. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of December 16, 2002, the Company entered into an employment agreement with Christopher G. Kuhn to be the Company’s General Counsel with an initial salary of $165,000 per annum. The agreement has a term of one year, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. If Mr. Kuhn is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for three months and a pro rata portion of any bonus Mr. Kuhn would have earned in the year of termination. In addition, the Company will pay healthcare coverage for six months; unvested options would be accelerated and all vested options would be exercisable for 90 days after termination of employment. If within one year after a change of control, the executive is terminated without cause or chooses to leave for “good reason,” then the executive will receive the termination without cause benefits above, except Mr. Kuhn will receive a lump sum payment equal to salary for six months. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

The Company entered into severance or termination agreements during 2002 with named executive officers Michael J. Hagan, Kevin S. McKay, Christopher Larsen and John A. Milana, as follows:

a.    In exchange for a release of all claims against the Company, Mr. Hagan received a severance benefit equal to: continued salary at $150,000 per annum for one year; paid healthcare for one year; and, if a change in control occurred during the transition period, a “change in control bonus” equal to $150,000. Mr. Hagan continued to serve as executive chairman throughout the year.

b.    In exchange for a release of all claims against the Company, Mr. McKay received: continued salary at $415,000 per annum for one month to assist in transition of his duties to Mr. Lentz; continued paid healthcare through December 31, 2002; in the event of a sale of the Company prior to June 30, 2003, a “Sale Of The Company Bonus” equal to $25,000; and a release of all claims held by the Company against him. In addition, because he remained as an employee until after December 1, 2002, Mr. McKay received a portion of his 2002 guaranteed bonus in the amount of $25,000 that became due on December 1, 2002. At the time of termination, 18,750 options were vested according to their terms and Mr. McKay received an extension of time from 90 days to 180 days to exercise those options; all other options terminated. At the time of termination, 9,375 restricted stock units were vested according to their terms. According to the terms of such grants, Mr. McKay had 90 days to exercise those restricted stock units and all other restricted stock units terminated.

c.    In exchange for a release of all claims against the Company, Mr. Larsen received continued salary at $300,000 per annum for six months, the unpaid $100,000 portion of his $200,000 fiscal year 2001 bonus, and a severance payment equal to $150,000, representing his fiscal year 2002 target bonus.

d.    In exchange for a release of all claims against the Company, Mr. Milana received a lump sum severance payment equal to $50,000; continued paid healthcare through December 31, 2002; in the event of a sale of the Company prior to June 30, 2003, a “Sale Of The Company Bonus” equal to $25,000; and a release of all claims held by the Company against him, and an extension of time to 180 days to exercise his stock options which were vested at the time of termination.

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the all individuals serving as Verticalnet’s chief executive officer during the 2002 fiscal year and two additional individuals who would have been one of the four most highly compensated executive officers if he had been an executive officer at year end (the “named executive officers”), for services rendered to Verticalnet during each of the last three fiscal years.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Fiscal Year	Annual Salary	Bonus	No. Of Stock Options Granted		Restricted Stock Awards	All other Compensation
Michael J. Hagan	2002	$37,350	—	—		—	$112,650	(2)
President and CEO(1)	2001	$206,250	$150,000	—		—	—
	2000	$212,500	$90,000	40,000	(3)	—	—

Kevin S. McKay President and CEO(4)	2002	$333,849	$203,500	325,000	(5)	$220,000	—

Nathanael V. Lentz	2002	$244,913	—	100,000	(7)	$93,000	—
President and CEO(6)	2001	$240,000	$72,000	60,000		—	—
	2000	$90,000	$50,000	30,000		—	—

John A. Milana	2002	$228,721	$75,000	175,000		—	$ 50,000	(2)
Chief Financial Officer (8)

Christopher Larsen	2002	$80,819	$150,000	—		—	$150,000	(2)
Executive Vice President of Sales and Marketing (9)	2001	$204,545	$225,000	110,000		—	—

(1)	Mr. Hagan resigned as President and CEO in February 2002 and currently serves as Chairman.
(2)	Severance benefit pursuant to Employment Agreement.
(3)	Mr. Hagan voluntarily surrendered the grant of 40,000 shares in December 2000.
(4)	Mr. McKay replaced Mr. Hagan as President and CEO in February 2002 and resigned in November 2002.
(5)	Mr. McKay received a grant of 175,000 options in February 2002 and a grant of 150,000 options in September 2002.
(6)	Mr. Lentz replaced Mr. McKay as President and CEO in November 2002.
(7)	Mr. Lentz received a grant of 100,000 options in September 2002.
(8)	Mr. Milana was Chief Financial Officer of Atlas Commerce, Inc. at the time of its acquisition by Verticalnet, and was named Chief Financial Officer of Verticalnet in February 2002. He resigned in November 2002.
(9)	Mr. Larsen resigned on April 30, 2002.

Option and Restricted Stock Grants In Last Fiscal Year

The table below shows information about stock options and restricted stock units granted during Fiscal 2002 to each of the named executive officers:

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Terms (8)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees	Exercise Price per Share	Expiration Date
						5%	10%
Michael J. Hagan	—		—	N/A	N/A	N/A	N/A
Kevin S. McKay	150,000	(1)	9%	$1.10	6/15/2003	$103,767	$262,967
	175,000	(2)	11%	$0.89	3/15/2003	$97,950	$248,225
	25,000	*(3)	2%	$0.10	12/15/2002	$33,743	$55,211
Nathanael V. Lentz	100,000	(4)	6%	$1.10	9/3/2012	$69,178	$175,311
	100,000	*(5)	6%	$0.01	12/23/2012	$152,116	$242,812
John A. Milana	100,000	(6)	6%	$1.10	6/15/2003	$69,178	$175,311
	75,000	(7)	5%	$10.00	6/15/2003	$471,668	$1,195,305
Christopher Larsen	—		—	N/A	N/A	N/A	N/A

*	Grant of Restricted Stock Units.
(1)	12.5% of the grant vested on December 3, 2002. The remainder of the grant terminated upon Mr. McKay’s resignation.
(2)	25% of the grant vested on August 19, 2002. The remainder of the grant and all other grants of stock options terminated upon Mr. McKay’s resignation.
(3)	12.5% of the grant vested on each of May 19, 2002, August 19, 2002 and November 19, 2002. The remainder of the grant terminated upon Mr. McKay’s resignation.
(4)	12.5 % of the grant vested on each of December 3, 2002 and March 3, 2003, and will vest on June 3, 2003, September 3, 2003, December 3, 2003 and throughout 2004.
(5)	25% of the grant vested on March 23, 2003 and will vest on June 23, 2003, September 23, 2003 and December 23, 2003.
(6)	12.5 % of the grant vested on December 3, 2002. The remainder of the grant terminated upon Mr. Milana’s resignation.
(7)	25% of the grant vested August 7, 2002. The remainder of the grant terminated upon Mr. Milana’s resignation.
(8)	These columns show gains that may exist for the respective options, assuming that the market price for the common stock appreciates from the date of grant over a period of 10 years at annual rates of growth of 5% and 10%, respectively. These rates of growth are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. If the market price of the common stock does not appreciate over the option term, no value will be realized from the option grants.

Option Exercises and Values for Fiscal 2002

The table below sets forth information with respect to option exercises during Fiscal 2002 by each of the named executive officers and the status of their options at December 31, 2002:

Aggregated Option Exercises during Fiscal 2002

and

Option Values on December 31, 2002

	Number of Shares Acquired Upon Exercise Of Options	Value Realized Upon Exercise(1)	Number of Unexercised Options at 12/31/02		Value of Unexercised In-The- Money Options at 12/31/02(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hagan	—	—	30,769	—	—	—
Kevin S. McKay	—	—	28,125	—	$6,469	—
Nathanael V. Lentz	—	—	83,252	203,749	—	$78,000
John A. Milana	—	—	31,250	—	—	—
Christopher Larsen	—	—	—	—	—	—

(1) Represents the difference between the market price on the exercise date and the exercise price, multiplied by the number of options exercised. Does not necessarily reflect the value received if the individual sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the market price on the date of exercise.

(2) Represents the difference between the year-end stock price ($0.79 per share) and the exercise price associated with each option, multiplied by the number of shares underlying the options.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total return of Verticalnet’s common stock with that of the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Index from February 11, 1999 (the date the common stock began to trade publicly) through March 31, 2003. Verticalnet’s fiscal year ends on December 31. The graph assumes that you invested $100 at the close of market on February 11, 1999 in Verticalnet common stock and $100 was invested at that same time in each of the indexes. The comparison assumes that all dividends, if any, are reinvested. The comparisons in this graph are provided in accordance with Securities and Exchange Commission disclosure requirements and are not intended to forecast or be indicative of the future performance of the common stock.

	1999					2000				2001
COMPANY/INDEX NAME	2/11	3/31	6/30	9/30	12/31	3/31	6/30	9/30	12/31	3/31	6/30	9/30	12/31
Verticalnet, Inc.	100	229	231	163	723	599	326	310	59	18	22	3	12
NASDAQ U.S.	100	102	112	114	169	190	165	153	103	77	90	62	81
Nasdaq Computer & Data Processing	100	105	109	101	147	154	144	134	89	67	85	52	77
	2002				2003
COMPANY/INDEX NAME	3/31	6/30	9/30	12/31	3/31
Verticalnet, Inc.	6	1	1	1	1
NASDAQ U.S.	77	61	49	55	56
Nasdaq Computer & Data Processing	71	55	44	50	47

PROPOSAL NO. 2—APPROVAL OF THE AMENDMENT OF THE VERTICALNET, INC. 2000

EQUITY COMPENSATION PLAN

Verticalnet uses four equity compensation plans to grant stock options to employees, all of which have previously been approved by Verticalnet shareholders. Our shareholders approved the 2000 Equity Compensation Plan at the 2000 Annual Meeting.

The 2000 Equity Compensation Plan sets forth a limitation on the number of shares that can be issued under the Plan and a further limitation on the number of shares that can be granted to any one person per year. Pursuant to the approval of shareholders at the 2002 Annual Meeting, the Board approved a 10 for 1 reverse stock split, which became effective in July 2002. As a result of the reverse split, both the number of shares authorized and the number of shares per year limitations in the 2000 Equity Compensation Plan became too low to render grants that were effective for the purposes that were intended by the grants, that is, to align the goals of the employee receiving the grants with the ultimate goals of the shareholders.

Our board has approved the amendment to the 2000 Plan to increase the number of shares available under the plan to 4,000,000 shares (up from 1,000,000 on a post split basis), and to increase the number of shares that can be awarded to any individual to 500,000 per year (up from 75,000 per year on a post split basis). The 2000 Plan permits grants to all employees, including officers, and to non-employee directors, consultants or advisors. If shareholders do not approve the amendment to the 2000 Plan at the annual meeting, these amendments will not become effective but we will continue to use the plans as broadly-based employee plans under current Nasdaq rules unless those rules are no longer available.

The board believes it is in Verticalnet’s best interest to approve the amendment to the 2000 Plan. The Plan is intended to encourage employees to contribute materially to the growth of the company, thereby benefiting its shareholders, and aligning the interests of the employees with shareholders. At the annual meeting, a proposal to approve the amendment to the Verticalnet, Inc. 2000 Equity Compensation Plan will be presented to Verticalnet shareholders.

The Verticalnet, Inc. 2000 Equity Compensation Plan (As amended and restated April 30, 2003) is set forth in Annex A to this Proxy Statement. The following description of the Verticalnet, Inc. 2000 Equity Compensation Plan (as amended and restated April 30, 2003) is qualified in its entirety by reference to Annex A.

Summary of the 2000 Equity Compensation Plan (As amended and restated April 30, 2003)

The compensation committee will administer the 2000 Equity Compensation Plan. The compensation committee will have the sole authority to determine the individuals that receive grants; determine the type, size and terms of grants, the timing of grants and the period grants will be exercisable or when restrictions will lapse; amend the terms of previously issued grants; and deal with any other matters arising under the 2000 Equity Compensation Plan. Nonetheless, the compensation committee may delegate to Verticalnet’s Chief Executive Officer the authority to make certain grants in accordance with applicable law and subject to any conditions and limitations imposed by the compensation committee. The board may ratify and approve any grants it deems appropriate.

The number of shares reserved for issuance under the 2000 Equity Compensation Plan is 4,000,000 shares of common stock. As of April 25, 2003, 46,879 shares have been issued, 834,350 shares have been reserved for outstanding grants and 118,771 shares are available for future grants. All shares subject to grants that expire or are cancelled, surrendered or terminated for any reason will be available for new grants under the 2000 Equity Compensation Plan. The 2000 Equity Compensation Plan limits the aggregate number of shares for which options or stock awards may be granted to any person during any calendar year to 500,000 shares. The compensation committee may adjust these limits, as well as the number of shares covered by outstanding grants, and the price per share of outstanding grants if there is any change in the number or class of shares because of stock dividends, stock split, merger, reclassification, or other similar changes in Verticalnet’s stock because of a corporate transaction.

All of Verticalnet’s employees and employees of its subsidiaries will be eligible to participate in the 2000 Equity Compensation Plan, including employees who are officers or members of the board and individuals who have accepted employment with Verticalnet or any of its subsidiaries. Verticalnet’s non-employee directors, as well as certain consultants and advisors who perform services for Verticalnet or its subsidiaries, will also be eligible to participate in the 2000 Equity Compensation Plan.

The 2000 Equity Compensation Plan permits grants of incentive stock options, nonqualified stock options and stock awards.

Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, individuals who have accepted employment, non-employee directors, consultants and advisors. The compensation committee will determine the exercise price underlying the option. The exercise price for non-qualified stock options may be equal to, greater than or less than the fair market value of Verticalnet’s stock on the date of grant. The exercise price for incentive stock options may be equal to or greater than the fair market value of Verticalnet’s stock on the date of grant, and an incentive stock option granted to a 10% shareholder must have an exercise price of not less than 110% of the fair market of Verticalnet’s stock on the date of grant.

Participants may pay the exercise price of an option by (i) cash, (ii) with the approval of the compensation committee, by delivering shares of common stock owned by the grantee, (iii) payment though a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the compensation committee may approve.

Options will become exercisable according to the terms and conditions determined by the compensation committee and specified in the grant instrument. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason. The compensation committee will determine the term of each option, up to a maximum ten-year term. The term of an incentive stock option granted to an employee who owns more than 10% of Verticalnet’s stock may not exceed five years from the date of grant. Options may be exercised while the grantee is an employee, consultant, advisor or member of the board, or within a specified period of time after termination of employment or service.

The compensation committee may issue shares of common stock to employees, individuals who have accepted employment, consultants, advisors and non-employee directors subject to restrictions or no restrictions. Unless the compensation committee determines otherwise, during any restriction period, grantees will have the right to vote shares of stock awards and to receive dividends or other distributions paid on such shares. Unless the compensation committee determines otherwise, if a grantee’s employment or service terminates during any restriction period or if any other conditions are not met, the stock awards will terminate as to all shares on which restrictions are still applicable, and the shares must be immediately returned to Verticalnet.

Grants under the 2000 Equity Compensation Plan may not be transferred except upon the grantee’s death or, with respect to grants other than incentive stock options, if permitted by the compensation committee pursuant to a domestic relations order. The compensation committee, on such terms as it deems appropriate, may permit a grantee to transfer nonqualified stock options to family members or other entities that benefit or are owned by family members.

The board may amend or terminate the 2000 Equity Compensation Plan at any time. However, the board may not make any amendment without shareholder approval if such approval is required under the applicable provisions of the Internal Revenue Code or stock exchange requirements. The 2000 Equity Compensation Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the board terminates the 2000 Equity Compensation Plan earlier or extends it with the approval of the shareholders.

The 2000 Equity Compensation Plan provides that in the event of a change of control, unless the compensation committee determines otherwise, each outstanding option will continue in effect according to its terms. The compensation committee may take any of the following actions in the event of a change of control: (i) require that all outstanding options be assumed by or replaced with comparable options of the surviving company and that restricted stock be replaced with restricted stock of the surviving company, (ii) provide that all outstanding options are fully exercisable and that all restrictions on outstanding restricted stock immediately lapse, (iii) require grantees to surrender their outstanding options in exchange for payment by Verticalnet, in cash or common stock, of an amount equal to the amount by which the fair market value of Verticalnet’s common stock exceeds the option price of the options, or (iv) determine that all outstanding options not exercised within a certain period will terminate.

A “change of control” will be deemed to occur if (i) any person becomes a beneficial owner, directly or indirectly, of Verticalnet’s securities representing more than 50% of the voting power of Verticalnet’s then outstanding securities, or (ii) its shareholders approve (or, if shareholder approval is not required, the board approves) an agreement providing for (x) the merger or consolidation of Verticalnet where the shareholders immediately before the transaction will not hold, immediately after the transaction, a majority of the stock of the surviving corporation, (y) a sale of substantially all of Verticalnet’s assets, or (z) a liquidation or dissolution.

Federal Income Tax Consequences

The current federal income tax consequences of grants under the 2000 Equity Compensation Plan are generally described below. This description of tax consequences is not a complete description, and is based on the Internal Revenue Code as presently in effect, which is subject to change, and is not intended to be a complete description of the federal income tax aspects of options and stock awards under the 2000 Equity Compensation Plan.

Nonqualified Stock Options

An optionee will not be subject to federal income tax upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the then fair market value of the shares acquired over the exercise price. Verticalnet will generally be able to take a deduction with respect to this compensation income for federal income tax purposes. The optionee’s tax basis in the shares acquired will equal the exercise price plus the amount taxable as compensation to the optionee. Upon a sale of the shares acquired upon exercise, any gain or loss is generally long-term or short-term capital gain or loss, depending on how long the shares are held. The required holding period for long-term capital gain is presently more than one year. The optionee’s holding period for shares acquired upon exercise will begin on the date of exercise.

Incentive Stock Options

An optionee who receives incentive stock options generally incurs no federal income tax liability at the time of grant or upon exercise of the options. However, the spread will be an item of tax preference which may give rise to alternative minimum tax liability at the time of exercise. If the optionee does not dispose of the shares before the date that is two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowable to Verticalnet for federal income tax purposes in connection with the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired upon exercise of an incentive stock option disposes of the shares, the optionee will generally realize ordinary compensation income at the time of the disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of exercise or the amount realized on the disposition. The amount realized upon such a disposition will generally be deductible by Verticalnet for federal income tax purposes.

Stock Awards

If a grantee receives an unrestricted stock award, the grantee will recognize compensation income upon the grant of the stock award. If a grantee receives a restricted stock award, the grantee normally will not recognize taxable income upon receipt of the stock award until the stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the grantee will recognize compensation income in an amount equal to the fair market value of the shares (less any amount paid for such shares) at that time. A grantee may, however, elect to recognize ordinary compensation income in the year the stock award is granted in an amount equal to the fair market value of the shares (less any amount paid for the shares) at that time, determined without regard to the restrictions. Verticalnet will generally be entitled to a corresponding deduction at the same time, and in the same amount, as the grantee recognizes compensation income with respect to a stock award. Any gain or loss recognized by the grantee upon subsequent disposition of the shares will be capital gain or loss.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a public company’s deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers. Section 162(m) contains an exception for performance-based compensation that meets specific requirements. The 2000 Equity Compensation Plan is intended to permit all options to qualify as performance-based compensation.

Withholding

Verticalnet has the right to deduct from all grants paid in cash or other compensation, any taxes required to be withheld with respect to grants under the 2000 Equity Compensation Plan. Verticalnet may require that the participant pay to it the amount of any required withholding. The compensation committee may permit the participant to elect to have withheld from the shares issuable to him or her with respect to an option and restricted stock a number of shares with a value equal to the required tax withholding amount.

Future Grants

At present, the compensation committee does not have definitive plans for granting of awards under the 2000 Equity Compensation Plan. No determination has been made as to the number of stock options or stock awards to be granted, or the number or identity of optionees or recipients of awards.

The closing price of Verticalnet’s stock as reported on the Nasdaq National Market on April 25, 2003 was $0.82.

The board recommends a vote FOR the approval of the Verticalnet, Inc. 2000 Equity Compensation Plan (As amended and restated April 30, 2003).

OTHER MATTERS

As of the date of this proxy statement, the board knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies properly completed and returned to Verticalnet will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO: VERTICALNET, INC., 400 CHESTER FIELD PARKWAY, MALVERN, PENNSYLVANIA 19355, ATTENTION: INVESTOR RELATIONS.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Any shareholder who intends to present a proposal at the annual meeting in the year 2004 must deliver the proposal to the Secretary of Verticalnet at 400 Chester Field Parkway, Malvern, Pennsylvania 19355:

–	Not later than December 12, 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

–	Not later than March 5, 2004, if the proposal is submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,

/s/    Christopher G. Kuhn

Christopher G. Kuhn

Vice President, General Counsel and Secretary

May 16, 2003

ANNEX A

VERTICALNET, INC. 2000 EQUITY COMPENSATION PLAN

(as amended and restated April 30, 2003)

VERTICALNET, INC.

2000 EQUITY COMPENSATION PLAN

(As amended and restated April 29, 2003)

The purpose of the Verticalnet, Inc. 2000 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Verticalnet, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries, and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options and restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

1.	ADMINISTRATION

(a) Authority. The Plan shall be administered by a committee appointed by the Board (the “Committee”), which may consist of two or more persons who are “outside directors,” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board may ratify or approve any grants as it deems appropriate.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d) Delegation of Authority. Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer of the Company the authority to make grants under the Plan to employees of the Company and its subsidiaries who are not subject to the restrictions of section 16(b) of the Exchange Act and who are not expected to be subject to the limitations of section 162(m) of the Code. The grant of authority under this subsection 1(d) shall be subject to such conditions and limitations as may be determined by the Committee.

2.	GRANTS

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”) or restricted stock as described in Section 6 (“Restricted Stock”) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the grantees.

3.	SHARES SUBJECT TO THE PLAN

(a) Shares Authorized. Subject to the adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 4,000,000 shares, and the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Restricted Stock is forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

(b) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

4.	ELIGIBILITY FOR PARTICIPATION

(a) Eligible Persons. All employees of the Company and its subsidiaries, including employees who are officers or members of the Board and persons who have accepted employment with the Company or any subsidiary (“Employees”), and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b) Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees”.

5.	GRANTING OF OPTIONS

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Termination of Employment, Disability or Death.

(i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than Disability (as defined below), death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(ii) In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause (as defined below) by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Company or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is Disabled (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(iv) If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(v) For purposes of this Section 5(e) and Section 6:

(A) The term “Company” shall mean the Company and its parent and subsidiary corporations or other entities, as determined by the Committee.

(B) “Employed by, or provide service to, the Company” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and satisfying conditions with respect to Restricted Stock, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

(C) “Disability” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code or the Grantee becomes entitled to receive long-term disability benefits under the Company’s long-term disability plan.

(D) “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee has (i) breached his or her employment or service contract with the Company, (ii) has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) has breached any written noncompetition or nonsolicitation agreement between the Grantee and the Company, or (v) has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.

(f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (w) in cash, (x) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (y) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (z) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 7) at the time of exercise.

(g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code).

6.	RESTRICTED STOCK GRANTS

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Company (as defined in Section 5(e)) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee under Section 8(a). Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

7.	WITHHOLDING OF TAXES

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company’s income tax withholding obligation with respect to a Grant by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

8.	TRANSFERABILITY OF GRANTS

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of the Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

9.	CHANGE OF CONTROL OF THE COMPANY

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; or

(b) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

10.	CONSEQUENCES OF A CHANGE OF CONTROL

(a) Subject to Subsection (b) below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by the surviving corporation, and outstanding Restricted Stock shall be converted to restricted stock of the surviving corporation; (ii) determine that outstanding Options shall automatically accelerate and become fully exercisable and that the restrictions and conditions on outstanding Restricted Stock shall immediately lapse; (iii) require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options exceeds the Exercise Price of the Options; or (iv) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms.

(b) Limitations. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (a) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

11.	REQUIREMENTS FOR ISSUANCE OR TRANSFER OF SHARES

(a) Limitations on Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

12.	AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements.

(b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 18(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

13.	FUNDING OF THE PLAN

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

14.	RIGHTS OF PARTICIPANTS

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

15.	NO FRACTIONAL SHARES

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

16.	HEADINGS

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

17.	EFFECTIVE DATE OF THE PLAN.

Subject to approval of the Company’s shareholders, the Plan shall be effective on June 14, 2000.

18.	MISCELLANEOUS

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with applicable provisions of sections 162(m) and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m) or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

PROXY                                                                                                                            PROXY

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

VERTICALNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate your vote, on the back of this card. Please return this card in the enclosed envelope as soon as possible. Your vote is important.

When you sign and return this proxy card, you:

Appoint Gene S. Godick and James W. McKenzie, Jr. and each of them (or any substitutes they may appoint to take their place), as proxies to vote your shares as you have instructed on the reverse side of this card, at the annual meeting to be held on Wednesday, June 18, 2003 in the offices of Morgan, Lewis & Bockius, LLP, 1701 Market Street, Philadelphia, Pennsylvania, and at any adjournments or postponements of the meeting;

Authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

Revoke any previous proxy you may have signed.

IF YOU DO NOT SPECIFY HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR EACH NOMINEE AND IN THEIR DISCRETION AS TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

(Continued and to be Signed and Dated on the Reverse Side)

ANNUAL MEETING OF SHAREHOLDERS OF

VERTICALNET, INC.

JUNE 18, 2003

CO. #                                                                                                               ACCT.#

PROXY VOTING INSTRUCTIONS

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Verticalnet encourages you to use either of these cost-effective and convenient ways of voting.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-690-6903 at any time and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET AT ANY TIME

Please access the web page at www.proxyvote.com and follow the on-screen instructions. Have your control number available when you access the web page.

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible. If you vote by telephone or the Internet, please do not mail your proxy card.

YOUR CONTROL NUMBER IS

Please Detach and Mail in the Envelope Provided

[X]	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

1.	ELECTION OF DIRECTORS

FOR ALL NOMINEES LISTED AT RIGHT (EXCEPT AS INDICATED TO THE CONTRARY) [            ]

WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED AT RIGHT [            ]

Nominees:

Robert F. Bernstock

Walter W. Buckley III

Mark L. Walsh

*	To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

2. APPROVAL OF AMENDMENT TO 2000 EQUITY COMPENSATION PLAN

FOR APPROVAL OF PROPOSAL NO. 2. [            ]

AGAINST APPROVAL OF PROPOSAL NO. 2. [            ]

3.	OTHER MATTERS

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

SIGNATURE	DATE	, 2003

SIGNATURE IF HELD JOINTLY

NOTE: PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD.

Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership. All joint owners must sign.